UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
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SUCAMPO PHARMACEUTICALS, INC.

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April 14, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the Sucampo Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on May 20, 2010 at 9:30 a.m., Eastern Time, at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland 20814. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2010 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the annual meeting. Whether or not you plan to attend the meeting, please vote your shares by completing, dating, signing and returning the enclosed proxy card as described in the Proxy Statement. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Sucampo Pharmaceuticals, Inc. stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Ryuji Ueno, M.D., Ph.D., Ph.D.
Chief Executive Officer, Chief Scientific Officer and
Chair of the Board of Directors

YOUR VOTE IS IMPORTANT.
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Sucampo Pharmaceuticals, Inc. will be held on Thursday, May 20, 2010 at 9:30 a.m., Eastern Time, at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland 20814. At the annual meeting, stockholders will consider and vote on the following matters:

1. The election to the board of directors of Ryuji Ueno, M.D., Ph.D., Ph.D.; William L. Ashton; Anthony C. Celeste; Gayle R. Dolecek, P.D.; Andrew J. Ferrara; Sachiko Kuno, Ph.D.; and Timothy I. Maudlin, each for a term of one year.

2. The ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on March 31, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the annual meeting in person. In order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card, whether or not you plan to attend the annual meeting. A return envelope, which is postage pre-paid if mailed in the United States, addressed to American Stock Transfer & Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you return a proxy, you may cancel it by voting in person at the annual meeting. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. The proxy statement and annual report to stockholders are available at http://investor.proxy.sucampo.com.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Thomas J. Knapp
Corporate Secretary

Bethesda, Maryland
April 14, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

PROXY STATEMENT

For the 2010 Annual Meeting of Stockholders
To Be Held On May 20, 2010

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Sucampo Pharmaceuticals, Inc. for use at the 2010 Annual Meeting of Stockholders to be held on Thursday, May 20, 2010 at 9:30 a.m., Eastern time, at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland 20814, and of any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who signs a proxy may revoke or revise that proxy at any time before the annual meeting.

This proxy statement is being mailed on or about April 14, 2010 to stockholders of record at the close of business on March 31, 2010.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written or oral request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814; telephone: (301) 961-3400. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available on our website at www.sucampo.com and the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on March 31, 2010 will be entitled to notice of and to vote at the annual meeting. On that date, 15,655,730 shares of our class A common stock and 26,191,050 shares of our class B common stock were issued and outstanding. Each share of class A common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Each share of class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority in voting power of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, requires the affirmative vote of the majority in voting power of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of the company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting. Brokers holding shares for clients who have not given specific voting instructions are permitted to vote in their discretion with respect to “Proposal One — Election of Directors” and “Proposal Two#Ratification of Selection of Independent Registered Public Accounting Firm.”

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our corporate secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for annual meeting materials, stockholders who share the same address will receive only one copy of the annual meeting materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the annual meeting materials at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Eligible stockholders of record receiving multiple copies of the annual meeting materials can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the annual meeting materials or you can request householding by notifying your broker, bank or other nominee.

The proxy statement, Annual Report on Form 10-K and annual report to stockholders are available at http://investor.proxy.sucampo.com.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of March 31, 2010 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our class A common stock or our class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our class A and class B common stock. Shares of our class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

The following table sets forth the number of shares of our class A and class B common stock beneficially owned by the indicated parties. Each share of our class B common stock is convertible at any time into one share of class A common stock. Each share of our class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting.

					Percentage of Shares			Percentage
	Number of Shares				Beneficially Owned			of Total
	Beneficially Owned						Class A and B	Voting
Name and Address of Beneficial Owner	Class A		Class B		Class A	Class B	Together	Power

5% stockholders:
S&R Technology Holdings, LLC(1)	1,109,752		26,191,050		7.1%	100.0%	65.2%	94.8%
7501 Wisconsin Avenue, Suite 600
Bethesda, Maryland 20814
R-Tech Ueno, Ltd.(2)	2,485,150		—		15.9	—	5.9	*
10F, Yamato Life Insurance Building
1-1-7 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011, Japan
Ridgeway Capital Partners Limited(3)	1,983,696		—		12.7	—	4.8	*
6th Floor, 3-12 Kioi-cho
Chiyoda-ku, Tokyo 102-0094, Japan
Astellas Pharma, Inc.(4)	1,253,750		—		8.0	—	3.0	*
3-11 Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411, Japan
JP Morgan Chase & Co.(5)	1,059,045		—		6.8	—	2.5	*
270 Park Avenue
New York, New York 10017-2070
Wellington Management Company LLP(6)	889,500		—		5.7	—	2.1	*
75 State Street
Boston, Massachusetts 02109
Executive Officers and Directors:
Ryuji Ueno, M.D., Ph.D., Ph.D.	3,856,432	(7)	26,191,050	(8)	24.5	100.0	71.6	95.7
Sachiko Kuno, Ph.D.	3,731,939	(9)	26,191,050	(8)	23.2	100.0	71.4	95.7
Jan Smilek	16,414	(10)	—		*	—	*	*
Stanley G. Miele	46,400	(11)	—		*	—	*	*
Gayle R. Dolecek, P.D.	187,750	(12)	—		1.2	—	*	*
William L. Ashton	2,500	(13)	—		—	—	*	*
Anthony C. Celeste	7,500	(14)	—		—	—	*	*
Andrew J. Ferrara	2,500	(13)	—		—	—	*	*
Timothy I. Maudlin	2,500	(13)	—		—	—	*	*
All executive officers and directors as a group (9 persons)	3,800,633	(15)	26,191,050	(8)	26.4	100.0	72.0	95.7

*	Represents beneficial ownership or voting power of less than one percent.

(1)	Voting and dispositive power with respect to the shares held by S&R Technology Holdings, LLC, or S&R, is shared by Drs. Ueno and Kuno.

(2)	Voting and dispositive power with respect to the shares held by R-Tech Ueno, Ltd., or R-Tech, is held by its board of directors, which consists of Dr. Sachiko Kuno, Dr. Yukihiko Mashima, Tadashi Hayashi and Shinya Homma. Drs. Ryuji Ueno and Sachiko Kuno, who are married to each other, directly and indirectly own a majority of the capital stock of R-Tech.

(3)	Consists of 783,700 shares held by OPE Limited Partnership 1 and 1,199,996 shares held by OPE Limited Partnership 2. Ridgeway Capital Partners Limited is the general partner of both OPE Limited Partnership 1 and OPE Limited Partnership 2. Voting and dispositive power with respect to the shares held by each of these limited partnerships is shared by five managing members of Ridgeway Capital Partners Limited, who are Hidetoshi Mine, Kiyoyuki Katsumata, Koji Abe, Isao Nishimuta and Takumi Sakagami.

(4)	Based on a Schedule 13G filed on February 14, 2008 by Astellas Pharma Inc., who has sole voting and dispositive power with respect to 1,253,750 shares.

(5)	Based on a Schedule 13G/A filed on January 21, 2010 by JP Morgan Chase & Co., who has sole voting and dispositive power with respect to 1,059,045 shares.

(6)	Based on a Schedule 13G filed on February 12, 2010 by Wellington Management Company LLP, who has sole voting and dispositive power with respect to 889,500 shares.

(7)	Includes 1,109,752 shares of class A common stock held by S&R, 2,485,150 shares of class A common stock held by R-Tech and 113,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010. Excludes 52,037 shares of class A common stock owned by Dr. Kuno and 85,000 shares of class A common stock issuable upon the exercise of options held by Dr. Kuno, who is Dr. Ueno’s spouse. See note 1 and 2 above.

(8)	Consists of 26,191,050 shares of class B common stock held by S&R.

(9)	Includes 1,109,752 shares of class A common stock held by S&R, 2,485,150 shares of class A common stock held by R-Tech and 85,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010. Excludes 148,530 shares of class A common stock owned by Dr. Ueno and 113,000 shares of class A common stock issuable upon the exercise of options held by Dr. Ueno, who is Dr. Kuno’s spouse. See notes 1 and 2 above.

(10)	Includes 16,250 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(11)	Consists of 46,400 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(12)	Consists of 187,750 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(13)	Consists of 2,500 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(14)	Consists of 5,000 shares of class A common stock held by Mr. Celeste and 2,500 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(15)	Includes 458,400 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is currently authorized to have eight members and we currently have seven members, each with terms expiring at the 2010 annual meeting. Our board of directors, based on the recommendation of our nominating and corporate governance committee, nominated seven candidates for election at the 2010 annual meeting. Accordingly, we will have one vacancy on our board of directors following the 2010 annual meeting. Our nominating and corporate governance committee intends to seek a qualified candidate to fill the vacancy on our board of directors.

At the 2010 annual meeting, stockholders will have an opportunity to vote for the seven nominees for director listed below. The persons named in the enclosed proxy card will vote to elect these seven nominees as directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the following director nominees.

Director Nominees

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information about each such director, including his or her age, all positions and offices he or she holds with us, his or her length of service as a director, his or her principal occupation and employment for the past five years and the names of other publicly held companies of which he or she serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of March 31, 2010, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer, except Dr. Ryuji Ueno and Dr. Sachiko Kuno who are married to each other. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Ryuji Ueno, M.D., Ph.D., Ph.D., age 56.  Dr. Ueno, who became a director in 1996, is a founder of our company and has been our chief executive officer since September 2006 and our chief scientific officer since August 2004. Dr. Ueno also became the chairman of our board of directors effective June 1, 2007 following the resignation of Dr. Kuno from that position. Dr. Ueno served as chairman of our board of directors from December 2000 to September 2006. He also served as chief operating officer from December 1996 to November 2000 and again from March 2006 to September 2006 and as chief executive officer from December 2000 to September 2003. Dr. Ueno co-founded R-Tech Ueno, Ltd., or R-Tech, in September 1989 and served as its President from 1989 to March 2003. Dr. Ueno also, together with Dr. Kuno, co-founded Sucampo AG in November 1997 and has served as its chairman of the board or vice chairman of the board since its inception. Dr. Ueno received his M.D. and a Ph.D. in medicinal chemistry from Keio University in Japan, and he received a Ph.D. in Pharmacology from Osaka University. Dr. Ueno, together with Dr. Kuno, directly and indirectly owns all of the capital stock of Sucampo AG, an affiliated Swiss company, and a majority of the capital stock of R-Tech, an affiliated Japanese company, with both of which we have significant contractual relationships described under the caption “Related Party Transactions”. The board of directors believes the characteristics that qualify Dr. Ueno for service on the board include his leadership experience and judgment, deep knowledge of our company’s products and technology and his considerable scientific achievements, including successful regulatory approvals of two drugs based on prostone technology that he invented.

William L. Ashton, age 59.  Mr. Ashton became a director in October 2009. Since 2005, Mr. Ashton has been the Founding Dean of the Mayes College of Healthcare Business and Policy at University of the Sciences in Philadelphia, Pennsylvania. From 1989 to 2005, Mr. Ashton held a number of positions at Amgen Inc., including vice president of U.S. sales and vice president of commercial and government affairs. Mr. Ashton currently serves on the boards of the National Osteoporosis Foundation and Friends of the National Library of Medicine at the National Institutes of Health. Mr. Ashton holds a B.S., Education from the California University of Pennsylvania and a M.A., Education, from the University of Pittsburgh. The board of directors believes the characteristics that qualify Mr. Ashton for service on the board include his leadership experience and judgment and his extensive sales and marketing experience in the pharmaceutical industry.

Anthony C. Celeste, age 71.  Mr. Celeste became a director in October 2007. Mr. Celeste served as senior vice president of regulatory affairs for Kendle International, Inc., an international clinical research organization, from 2001 until his retirement in December 2009. Prior to that, he served as the president and chief executive officer of AAC Consulting Group, Inc., an independent FDA consulting firm, from 1986 until its acquisition by Kendle International in February 2001. Prior to joining AAC Consulting in 1985, Mr. Celeste served for 25 years with the U.S. Food and Drug Administration, most recently as director of the Office of Regional Operations. Mr. Celeste holds a B.S. in chemistry from Fordham University. The board of directors believes the characteristics that qualify Mr. Celeste for service on the board include his leadership experience and judgment, prior chief executive officer experience and his knowledge of pharmaceutical regulatory environment.

Gayle R. Dolecek, P.D., age 67.  Dr. Dolecek became a director in August 2008. Dr. Dolecek has been our senior vice president of research and development since May 2006. From August 1995 to April 2006, he was a senior consultant at AAC Consulting Group, Inc., a provider of regulatory consulting services to the pharmaceutical industry. Prior to 1995, Dr. Dolecek was an officer with the U.S. Public Health Service where he served in pharmacy and health service related positions. He completed his career with the government in the Food and Drug Administration as director of Compendial Operations in the Center for Drug Evaluation and Research. Dr. Dolecek received his B.S./P.D. in Pharmacy from the University of Maryland and a M.P.H. in Health Services and Planning from the University of Hawaii. The board of directors believes the characteristics that qualify Dr. Dolecek for service on the board include his leadership experience and judgment and his pharmaceutical industry knowledge.

Andrew J. Ferrara, age 70.  Mr. Ferrara became a director in July 2008. In 1993, Mr. Ferrara founded Boston Healthcare Associates, Inc., a healthcare consulting company, and he has served as its chief executive and chairman since that time. Mr. Ferrara currently serves on the board of trustees of Franklin Pierce Law Center and is a member of the corporation of the Woods Hole Oceanographic Institute, a nonprofit ocean research, engineering and education organization. In addition, Mr. Ferrara serves as a dean professor at the University of the Sciences, Mayes College of Healthcare Business and Policy. The board of directors believes the characteristics that qualify Mr. Ferrara for service on the board include his leadership experience and judgment, chief executive officer experience and his healthcare industry knowledge.

Sachiko Kuno, Ph.D., age 55.  Dr. Kuno is a co-founder of our company and previously served as our chief executive officer from 1996 until November 2000 and from June 2004 until September 2006. She also served as a member of the board of directors from 1996 until May 2007 and she was reappointed to our board of directors in December 2008. Dr. Kuno has also served as our international business advisor since May 2007. In November 1997, Dr. Kuno, together with Dr. Ueno, co-founded Sucampo AG and has been a director of Sucampo AG since its inception. Dr. Kuno received her Bachelor’s degree in Biochemistry and her Master’s degree and Ph.D. in Industrial Biochemistry from Kyoto University. She continued her research at the Technical University of Munich. Dr. Kuno, together with Dr. Ueno, directly and indirectly owns all of the capital stock of Sucampo AG, an affiliated Swiss company, and a majority of the capital stock of R-Tech, an affiliated Japanese company, with both of which we have significant contractual relationships described under the caption “Related Party Transactions”. Dr. Kuno serves as the chair of the board directors of R-Tech. The board of directors believes the characteristics that qualify Dr. Kuno for service on the board include her leadership experience and judgment and her deep knowledge of our company’s products and technology.

Timothy I. Maudlin, age 59.  Mr. Maudlin became a director in September 2006. From 1989 through 2007, Mr. Maudlin was a managing partner of Medical Innovation Partners, a venture capital firm. Mr. Maudlin is a director of Web.Com, a web services company. Mr. Maudlin served on the board of directors of Curative Health Services, Inc., a biopharmaceutical company, from 1984 until May 2006. Mr. Maudlin holds a B.A. from St. Olaf College and an M.M. from the Kellogg School of Management at Northwestern University. The board of directors believes the characteristics that qualify Mr. Maudlin for service on the board include his leadership experience and judgment and his public company experience and financial expertise.

Executive Officers

Our executive officers and their respective ages as of March 31, 2010 are as follows:

Name	Age	Position

Ryuji Ueno, M.D., Ph.D., Ph.D.	56	Chief Executive Officer, Chief Scientific Officer and Chairman of the Board of Directors
James J. Egan	59	Chief Operating Officer
Jan Smilek	43	Chief Financial Officer and Treasurer
Stanley G. Miele	46	President, Sucampo Pharma Americas, Inc. and Senior Vice President of Sales and Marketing
Gayle R. Dolecek, P.D.	67	Senior Vice President of Research and Development
Thomas J. Knapp	57	Senior Vice President, General Counsel and Corporate Secretary

Ryuji Ueno, M.D., Ph.D., Ph.D.  For more information about Dr. Ueno, see “Proposal One — Election of Directors — Director Nominees.”

James J. Egan.  Mr. Egan joined our company September 2009 as Chief Operating Officer. Prior to joining our company, from January 2006, he was chief business officer at ESBATech AG, a privately held biotech company in Zurich, Switzerland, until ESBATech’s acquisition by Alcon S.A. in September 2009. From June 2001 to January 2006, he was senior vice president, licensing and corporate development at Idenix Pharmaceuticals, Inc., a biotech company. From June 2000 to June 2001, Mr. Egan was the chief executive officer of Neuronz Limited, a private equity investment group in Auckland, New Zealand. From September 1993 to June 2000, he served as the senior director, global licensing, business development, mergers and acquisitions at G.D. Searle & Co. and from April 1984 to September 1993 as division counsel, international operations at Abbott Laboratories. He also served as a trial attorney at the foreign commerce section, antitrust division of the U.S. Department of Justice and a foreign services officer at the U.S. Embassy in Tokyo, Japan. Mr. Egan earned a B.S. in Foreign Service at Georgetown University and a J.D. at University of Santa Clara School of Law.

Jan Smilek.  Mr. Smilek joined our company in February 2008 as vice president of finance and corporate controller. He was subsequently promoted to acting chief financial officer and treasurer in August 2008 and to chief financial officer and treasurer in December 2008. Prior to joining our company, he was the senior director of finance at Vanda Pharmaceuticals beginning in January 2006 and from January 2005 to January 2006 he was the senior director of financial reporting, analysis and general accounting at McGraw-Hill Companies. He also worked at PricewaterhouseCoopers, LLP for 13 years beginning in 1991 in Prague, Miami and Washington, D.C. Mr. Smilek is a graduate of the School of Economics in Slovakia and holds an International Executive M.B.A. degree from Georgetown University, McDonough School of Business.

Stanley G. Miele.  Mr. Miele was our company’s Senior Vice President of Sales and Marketing from October 2008 and served in that role until he was promoted to President of Sucampo Pharma Americas, Inc. in September 2009. He had been our vice president of sales and national director of sales since February 2006. From October 2005 to January 2006, Mr. Miele managed a national level team at Abbott Laboratories and from January 2003 to September 2005 he held a series of positions at Millennium Pharmaceuticals and COR Therapeutics, prior to its acquisition by Millennium, including national sales director, cardiology. Previously, Mr. Miele was sales representative with Abbott Laboratories and Syntex Labs. Mr. Miele earned a B.A. in Management/Communications from the University of Dayton.

Gayle R. Dolecek, P.D.  For more information about Dr. Dolecek, see “Proposal One — Election of Directors — Director Nominees.”

Thomas J. Knapp.  Mr. Knapp joined our company in February 2010 as senior vice president general counsel and corporate secretary. Previously he was of counsel at Exemplar Law Partners, LLC and a partner and member at Knapp Law Firm beginning September 2008. From March 2003 to August 2008, he was deputy general counsel and then vice president, general counsel and corporate secretary at NorthWestern Corporation. From January 2001 to December 2002, Mr. Knapp served as of counsel of Paul, Hastings, Janofsky & Walker, LLP, a leading international law firm, in Washington, D.C. and from May 1998 to December 2000 as assistant general counsel at The Boeing Company in Seattle, Washington. Mr. Knapp also served as of counsel of Paul, Hastings, Janofsky & Walker, LLP, in Washington, D.C. from May 1996 to April 1998 and he served in various in-house positions culminating with labor counsel at The Burlington Northern & Santa Fe Railway Company, in Chicago, Illinois and Fort Worth, Texas from September 1980 to December 1995. Mr. Knapp earned a B.A in Political Science at University of Illinois-Urbana and a J.D. at Loyola University of Chicago School of Law.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS,
BOARD STRUCTURE AND COMMITTEE COMPOSITION

General

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.sucampo.com under “For Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which outline a framework for the conduct of the board’s business, provide that:

•	the board of directors’ principal responsibility is to protect the interest of our shareholders and oversee the management of our company;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary, independent advisors;

•	the nominating and corporate governance committee will conduct an annual evaluation of the board of directors and its committees to determine whether they are functioning effectively; and

•	the nominating and corporate governance committee will oversee an annual evaluation of executive succession plans.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that each of the current non-employee directors of our company (Messrs. Ashton, Celeste, Ferrara and Maudlin), who collectively constitute a majority of our board of directors, and each of the persons nominated to become non-employee directors (Messrs. Ashton, Celeste, Ferrara and Maudlin), who collectively would, upon election, constitute a majority of our board of directors, is an independent director as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and that none of these directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Attendance

Our board of directors met 15 times during the year ended December 31, 2009, either in person or by teleconference. During 2009, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which he or she has been a director and the number of meetings held by all committees on which he or she then served.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.sucampo.com under “For

Investors — Corporate Governance.” Each committee is composed solely of members who are independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and will satisfy the other requirements for committee composition imposed by NASDAQ and the SEC. In addition, the board of directors may from time to time establish one or more other committees with such responsibilities as may be delegated to them by the board.

Audit Committee

Our audit committee has consisted of John C. Wright, V. Sue Molina and Timothy I. Maudlin through May 2009, with Mr. Wright serving as the chairman of the committee. Subsequent to Ms. Molina’s decision not to stand for re-election to the board of directors in May 2009 and Mr. Wright’s resignation from the board in August 2009, the board reconstituted the audit committee to consist of Mr. Maudlin, who became the chairman, Anthony C. Celeste and Andrew J. Ferrara. In October 2009, William L. Ashton was also appointed to the audit committee.

Our audit committee assists our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our audit committee’s responsibilities, as set forth in the written charter adopted by our board of directors, include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures;

•	reviewing the company’s major financial and operational risks and management’s assessment, monitoring and control of those risks;

•	evaluating from time to time the necessity of adopting a formal internal audit function and overseeing that function, if adopted;

•	reviewing and approving all related party transactions on an ongoing basis;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our board has determined that each member of the audit committee qualifies as an independent director under the applicable NASDAQ rules and the applicable rules and regulations of the SEC. Our board has also determined that each member of the audit committee is “financially literate” under the applicable NASDAQ rules and that Mr. Maudlin qualifies as an “audit committee financial expert” under SEC rules by virtue of the experience described above. The audit committee met eight times in 2009.

Compensation Committee

Our compensation committee consisted of Ms. Molina, Mr. Ferrara and Mr. Wright through April 2009, when Mr. Celeste joined the compensation committee following the departure of Ms. Molina from our board of directors. Mr. Ferrara succeeded Ms. Molina as the chair of the committee. In August 2009, Mr. Maudlin joined the compensation committee following the departure of Mr. Wright from our board of directors. In October 2009, William L. Ashton joined the compensation committee upon his appointment to our board of directors.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our compensation committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity compensation plans;

•	reviewing and evaluating the compensation plans and arrangements to ensure those plans and arrangements align with the company’s principal financial and operational risks;

•	overseeing the evaluation of the performance of our senior executives;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.

Our board has determined that each member of our compensation committee qualifies as an independent director under the applicable NASDAQ rules. The compensation committee met 15 times in 2009.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consisted of Anthony C. Celeste, Andrew J. Ferrara and Timothy I. Maudlin, with Mr. Celeste serving as the chairman of the committee. In August 2009, the board reconstituted its committees and Mr. Maudlin became the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors and to be appointed to each of the board of directors’ committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	identifying, reviewing and assessing board governance risks and develop a process to monitor and control those risks;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing a periodic self-evaluation of our board of directors.

Our board has determined that each member of our nominating and corporate governance committee qualifies as an independent director under the applicable NASDAQ rules. The nominating and corporate governance committee met eight times in 2009.

Board Leadership Structure and Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board of directors should be separate and, if they are to be separate, whether the chairman of the board of directors should be selected from the non-employee directors or be an employee. The board of directors believes that it should be free to make a choice from time to time in any manner that is in the best interests of our company and our stockholders. Currently, Dr. Ueno serves as chief executive officer and the chairman of the board of directors. The board of directors believes that Dr. Ueno is currently best situated to serve as chairman of the board due to his deep knowledge of our company’s products and technology and his vision for strategic development.

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of our board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Dr. Ueno, the chairman of our board of directors, is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Anthony C. Celeste as the lead director. As lead director, Mr. Celeste serves as the presiding director at all executive sessions of independent directors, determines the need for special meetings of the board of directors and consults with Dr. Ueno on matters relating to corporate governance and board performance.

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. The board of directors believes an effective enterprise risk management, or ERM, system will timely identify the material risks that our company faces and through such ERM system management will communicate necessary information with respect to material risks to the board of directors or the relevant board committee, implement appropriate and responsive risk management strategies consistent with our company’s risk profile and integrate risk management into our company’s decision-making. Our entire board of directors oversees general risk management of our company and continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for our company. The board of directors also encourages management to promote a corporate culture that incorporates risk management into the corporate strategy and day-to-day business operations. The audit committee focuses on oversight of the financial risks of our company and the steps management has taken to monitor and control such exposures. The audit committee also oversees and approves all related party transactions. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation. The compensation committee considers risks that may result from changes in compensation programs. We believe that the leadership structure of our board of directors supports effective oversight of our company’s risk management.

Code of Conduct

Our board adopted a Code of Conduct and reviews it annually. Our Code of Conduct sets forth standards of conduct for all of our officers, directors and employees and those of our subsidiary companies, including all full- and part-time employees and certain persons that provide services on our behalf, such as agents. Our Code of Conduct is available on our web site at www.sucampo.com. We intend to post on our web site any amendments to, or waivers from, our Code of Conduct.

Executive and Director Compensation Process

Our compensation committee has implemented an annual review process for our executives pursuant to which the committee approves annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and our director of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than our chief executive officer, and present these recommendations to our compensation committee for approval. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines the compensation of the chief executive officer based on this evaluation.

Our board of directors has delegated to our chief executive officer the authority to grant stock options to employees under our 2006 Stock Incentive Plan. This authority is limited insofar as our chief executive officer is not authorized to grant options to himself or to any other director or executive officer. In addition, in any one calendar year, the chief executive officer is not authorized to grant options with respect to more than 100,000 shares of class A common stock or to grant to any person options with respect to more than 10,000 shares of class A common stock.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist the committee in executing its responsibilities. In 2009, the committee retained Radford, a division of AON Consulting Inc, to provide guidance and recommendations regarding compensation for our independent directors and our executive management team. More information about the process followed and decisions made by our compensation committee regarding executive compensation are included under the heading “Compensation Discussion and Analysis.”

Our board of directors as a whole determines the compensation to be paid to our board members.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest, the ability to act in the interests of all stockholders and diversity. Our nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge, skills and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of any class of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The lead director or, if there is no lead director, the chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Audit Committee Report

Among other responsibilities of the audit committee, as stated in its charter, the audit committee evaluates the independent registered public accounting firm’s performance, manages relations with our independent registered public accountants and evaluates policies and procedures relating to internal control systems. The members’ functions are not intended to duplicate or to certify the activities of management and the independent public accountants. The audit committee serves as a board level oversight role in which it provides advice, counsel and direction to management and the independent public accountants on the basis of the information it receives, discussions with management and the independent public accountants, and its experience in business, financial and accounting matters.

The audit committee has reviewed our audited financial statements for the year ended December 31, 2009 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm as related to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence. We have discussed with our independent registered public accounting firm their independence from our company and its management.

In addition to the matters specified above, the audit committee discussed with our independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The audit committee met with our independent registered public accounting firm periodically, with and without management present, to discuss the results of their examinations, the overall quality of the company’s financial reporting and their reviews of the quarterly financial statements and draft of the quarterly and annual reports.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of
Sucampo Pharmaceuticals, Inc.

Timothy I. Maudlin, Chair
William L. Ashton
Anthony C. Celeste
Andrew J. Ferrara

RELATED PARTY TRANSACTIONS

Sucampo AG License Agreements

Pursuant to our license agreements with Sucampo AG, we have made a number of payments to Sucampo AG, or SAG, since the beginning of 2007. SAG is wholly owned by Dr. Ueno, a significant stockholder of our company and our chairman of the board, chief executive officer and chief scientific officer, and Dr. Kuno, who is married to Dr. Ueno and is a significant stockholder of our company and one of our directors.

As required by our license agreements, we were obligated to make the following payments to SAG during the year ended December 31, 2009:

•	$6.7 million in product royalties, reflecting 3.2% of Amitiza net sales by our sublicensee, Takeda Pharmaceutical Company Limited, or Takeda;

•	$500,000, reflecting 5% of a $10.0 million upfront milestone payment that we received from Abbott Japan Co. Ltd., or Abbott, in February 2009, pursuant to the license, commercialization and supply agreement we entered into with Abbott for lubiprostone in Japan; and

•	$375,000, reflecting 5% of a $7.5 million development milestone payment that we received from Abbott in May 2009 upon the initiation of phase 3 clinical trials of lubiprostone for chronic idiopathic constipation in Japanese patients.

We expect to continue to make payments to SAG, pursuant to our license agreements, for 2010 and thereafter in the regular course of business.

R-Tech Ueno, Ltd.

Pursuant to our exclusive supply agreements with R-Tech, R-Tech provides us with clinical supplies of all prostones under development. Drs. Ueno and Kuno directly and indirectly own a majority of the capital stock of R-Tech and Dr. Kuno is chair of its board of directors.

In February 2009, we entered into an exclusive manufacturing and supply agreement with R-Tech under which we granted R-Tech the exclusive right to manufacture and supply lubiprostone to meet our commercial and clinical requirements in Asia, Australia and New Zealand. In consideration, R-Tech made an up-front payment of $250,000 and is obligated to make milestone payments of $500,000 upon regulatory approval of lubiprostone in Japan and $250,000 upon the commercial launch in Japan.

In February 2009, we entered into a technology assignment and license agreement with R-Tech and SAG, under which the parties agreed that R-Tech and SAG would share joint ownership of eight U.S. patents and patent applications, and several related international patents and patent applications, which had previously been filed by R-Tech. These patents relate to specific prostone compounds and formulations and to methods for producing prostone compounds. The parties also agreed that R-Tech and SAG would share joint ownership of know-how and other inventions previously created by R-Tech relating to prostones. R-Tech and SAG cross-licensed to each other, on a worldwide, royalty-free, perpetual, exclusive basis, their respective rights in these patents, patent applications, know-how and other inventions. R-Tech’s right to utilize the licensed intellectual property is limited to uses in connection with research, development and commercialization of its existing prostone product, known as Rescula, and three other prostone compounds it is developing. SAG’s right to utilize the licensed intellectual property is limited to uses in connection with research, development and commercialization of all other prostone compounds. SAG’s rights under this agreement are in turn licensed to us and our operating subsidiaries under our existing patent license arrangements with SAG. None of the parties made any monetary payments to the other parties under this agreement.

In April 2009, we licensed from R-Tech the development and commercialization rights to Rescula (unoprostone isopropyl) in the U.S. and Canada, including all associated patents and other intellectual property. Although Rescula has been approved for marketing in the U.S. for the treatment of open-angle glaucoma and ocular hypertension since 2000, it was marketed only to a limited extent by a previous licensee shortly after the approval and is not currently commercialized in the U.S. or Canada. We plan to relaunch Rescula in the U.S. for the treatment of open-angle glaucoma and ocular hypertension and develop Rescula for other indications including as a treatment for dry age-related macular degeneration. We made an upfront payment of $3.0 million and may be required to pay up to $5.5 million in additional milestone payments to R-Tech based on the achievement of specified development and commercialization goals.

During the year ended December 31, 2009, we have purchased from R-Tech approximately $2.6 million of clinical supplies under the terms of all the exclusive manufacturing and supply agreements.

In November 2009, we entered into an agent agreement with R-Tech to facilitate an acquisition of possible product rights on R-Tech’s behalf. No payments were made by either party in 2009 in respect to these activities.

We expect to continue to make payments to R-Tech, pursuant to our exclusive manufacturing and supply agreements, for 2010 and thereafter in the regular course of business.

Part-Time Employment Agreement with Dr. Kuno

We have an employment agreement with Dr. Kuno under which we employ her part time as an advisor for international business development and strategic planning. This agreement renews automatically each year for a period of one year unless earlier terminated by Dr. Kuno or us. This agreement provides that Dr. Kuno will work eight hours per week and is entitled to receive an annual base salary to be reviewed annually by our compensation committee and increased, but not decreased unless agreed by Dr. Kuno and us. In 2009, we paid Dr. Kuno a salary of $82,593. In March of 2010, the compensation committee of our board of directors increased Dr. Kuno’s base salary to $85,484. Dr. Kuno is also eligible for an annual bonus targeted at 50% of her base salary that is determined by our compensation committee at its discretion based on its assessment of Dr. Kuno’s achievement of annual objectives. In early 2009, as part of the cost containment measures implemented, the bonus targets were reduced by 50%, therefore reducing Dr. Kuno’s 2009 annual bonus target to 25% of her base salary. For 2009, Dr. Kuno received a bonus of $16,667. As a part-time employee, Dr. Kuno is not eligible to participate in employee benefit plans.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Sucampo is a participant and a related person, has a direct or indirect material interest. We consider a related person to be one of our executive officers, directors, director nominees or holders of 5% or more of either class of our common stock, or the immediate family members of any of the foregoing.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by our audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The primary goal of our executive compensation program has been to:

•	provide compensation levels sufficient to retain our existing executives and, when necessary, to attract new executives;

•	reward, on an annual basis, individual performance that promotes the success of our company; and

•	motivate our executives to achieve the critical financial, product and development milestones set by management and the board of directors.

Role of Executive Officers in the Compensation Decisions

The compensation committee approves all compensation decisions regarding the compensation of our executive officers. The chief executive officer and the chief operating officer review the performance of our executive officers and make recommendations to the compensation committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the chief executive officer, the committee in its sole discretion determines the amount of any adjustments or awards.

Compensation Benchmarking

In late 2009, we engaged Radford, a global consulting practice focused on the compensation issues facing technology and life sciences companies at all stages of development, to assist us in an overall evaluation of our executive compensation programs, including compensation benchmarking.

In September 2009, Radford completed a similar study in respect to the board compensation that is further described under “The Board of Directors Compensation”. In line with that study, Radford recommended that we benchmark our executive compensation with a “Core Peer Group” comprising 21 companies generally comparable to our company in headcount, revenues and market value, and a “Reference Peer Group” of 7 larger companies that like our company have significant international operations in Europe, Asia and other emerging markets. The peer group, developed by Radford and reviewed by our board of directors and management, consisted of Acordia Therapeutics, Adolor Corporation, Auxillium Pharaceuticas, Cornerstone Therapeutics, Dyax, GenVec, Inc., GTx, Idenix Pharmaceuticals, Inspire Pharmaceuticals, Intermune, ISIS Pharmaceuticals, NPS Pharmaceuticals, Onyx Pharmaceuticals, Progenics Pharmaceuticals, Inc., Salix Pharmaceuticals, Savient Pharmaceuticals, SciClone Pharmaceuticals, Theravance, United Therapeutics, ViroPharma, and VIV US. We also looked at The Medicines Company, Emergent BioSolutions, OSI Pharmaceuticals, Alkermes, BioMarin Pharmaceuticals, Cubist Pharmaceuticals and Enzon Pharmaceuticals because they have multinational operations analogous to us.

The executive compensation study is expected to be completed and recommendations provided to the compensation committee during the second quarter of 2010.

The Elements of Our Executive Compensation Program

The key elements of our 2009 executive compensation program were:

•	cash compensation in the form of salary;

•	eligibility for an annual incentive cash bonus;

•	eligibility for equity incentives in the form of stock options; and

•	employment benefits, such as 401(k) plan matching payments and health and life insurance.

We believe that each of these elements, and all the elements together, must be competitive in order to meet our primary goal of retaining our executives and, when necessary, attracting new executives. Potential employees and existing employees will compare the overall compensation package available at our company to the overall compensation packages offered by other potential employers as they decide whether to join us in the first place and whether to stay with us after they do join. Accordingly, we have attempted to maintain our overall compensation packages at levels sufficient to retain our current executives and attract new ones.

Our executive compensation program incorporates elements of incentive compensation rewards for both short-term and long-term contributions. Short-term incentive compensation has historically taken the form of eligibility for annual cash bonus payments. Long-term incentives have historically taken the form of eligibility for stock option grants, which are designed to reward executives for, and align their financial interests with, the longer term success of our company as reflected in appreciation of our stock value. In 2009, a limited number of stock option grants were awarded, mostly to key new hires and in connection with promotions.

We have not adopted any formal or informal policy for allocating compensation between long-term and short term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. We view each of the elements of our compensation program as related but distinct. Our decisions about each individual element do not necessarily affect the decisions we make about other elements. For example, we do not believe that significant compensation derived from one element of compensation, such as equity awards, should necessarily negate or reduce compensation from other elements.

Under the direction of the compensation committee, our company has entered into employment agreements with each of its executive officers. These agreements all had an initial term of one year, with a provision for successive one-year renewals unless either party gives notice to the other that the agreement will not be renewed.

2009 Base Salary Levels

In March 2009, the compensation committee reviewed the company’s overall performance and the individual performance of the executives for 2008 in order to determine 2009 base salaries of our executive officers. Dr. Ueno, our chief executive officer, provided recommendations for salary adjustments for other executives and the compensation committee also reviewed the performance of our chief executive officer to determine his base salary. The salary increases for the executive officers were approved in early March 2009 and they became effective in March 2009. The overall average base salary increase for the named executive officers other than Dr. Ueno was 5.0%, with a maximum increase of 6.0% and a minimum of 4.0%. Dr. Ueno’s base salary was increased from $540,000 to $553,500.

Although Dr. Ueno’s base salary of $553,500 for 2009 continued to be higher than the median base salary for chief executive officers in the peer group companies as measured in 2009, the compensation committee considered several other factors in making this decision. Dr. Ueno continued to serve in multiple roles, not only as our chief executive officer, but also as our medical director and our chief scientific officer. The compensation committee believed that, because of the multiple roles and responsibilities assumed by Dr. Ueno, he should be compensated more highly than the median salary of other chief executive officers in similar companies.

The annual increases reflected the consideration of our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, market and competitive salary information and other factors deemed relevant by the compensation committee.

2009 Annual Cash Incentive Bonus Program

In early 2009, the compensation committee approved four corporate goals and the weighting of each goal. The achievement of all or any of these corporate goals is a heavily weighted factor in determining the executives’ annual bonus. The compensation committee also assisted with the development of Dr. Ueno’s individual goals and approved them in March 2009. The other executives also developed 2009 individual goals for themselves in consultation with Dr. Ueno. The achievement of the individual goals is also a factor in determining the executives’ annual bonus.

As part of the cost containment measures that were implemented in January 2009, the bonus target for all employees and executives were reduced by 50%. As a result, for each executive, a bonus target for 2009 was established equal to a percentage of his or her annual salary as follows:

Overall Plan for 2009

Position	Bonus Target	Bonus Weightings	Maximum Bonus Payout

Ryuji Ueno, chief executive officer	25% of salary	80% corporate performance 20% individual performance	150% of target bonus
Other executives	15% of salary	70% corporate performance 30% individual performance	150% of target bonus

In early 2010, the compensation committee assessed our company’s performance against the 2009 corporate goals and approved an overall achievement level of 61.25%, as summarized in the table below. They also assessed the individual performance of Dr. Ueno against his 2009 goals and approved Dr. Ueno and Mr. Egan’s recommendations for the individual performance ratings for the other executives based on their individual goals and discretionary judgment. The bonuses were paid in March 2010 following the compensation committee’s assessments and approvals.

The following tables summarize our 2009 corporate goals established by the compensation committee and the amount of bonuses actually paid in 2010 with respect to 2009 performance.

Corporate Performance Goals for 2009

				Actual Goal	Percentage Earned
		Weighting of	Actual Goal	Achievement	Based on the Goal
Goal		Goal	Achievement	Percentage	Achievement Level

1)	Increase product royalty revenue to 18.5% over 2008’s performance	25%	Did not achieve product royalty revenue targets	0%	0.00%
2)	Achieve key R&D objectives:
a.	Complete and report phase 2 NSAID-induced ulcers trial of cobiprostone;		Achieved all four research and development objectives
b.	Complete enrollment in phase 3 efficacy study of lubiprostone in Japan;
c.	Report top line results from OBD pivotal study of Amitiza;

d.	Provide top line results from OBD safety study to Takeda	25%		100%	25.00%
3)	Reach $.01 per share profitability, excluding certain pre-determined items	25%	Achieved profitability target	100%	25.00%
4)	Global Expansion:
a.	Complete Japanese partnership agreement;		Achieved one and three fourths of four goals for expansion of international operations
b.	Finalize commercial strategy and launch plan via a written commercial business plan for EU market;
c.	Receive final application decisions for all marketing authorization applications in Europe and receive approvals for at least 3 countries;
d.	Finalize partnership agreement with Abbott for emerging markets	25%		45%	11.25%

61.25%

2009 Incentive Bonus Payouts

Based on the achievement of our 2009 corporate performance goals and the individual performance of our executives, the compensation committee approved the following incentive compensation awards:

			Percentage of
Name	Bonus Target	Final Bonus	Bonus Target

Ryuji Ueno, M.D., Ph.D., Ph.D.	$138,375	$67,803	49.0%
James J. Egan	15,458	11,265	72.9%
Jan Smilek	32,956	19,073	57.9%
Stanley G. Miele	31,350	22,376	71.4%
Gayle R. Dolecek, P.D.	38,250	29,022	75.9%

Mr. Egan joined our company in September 2009 and his bonus payout was based on his salary for four months.

Equity Incentives

Historically, we have awarded a limited number of stock options and other equity awards. As a result, we believe the equity incentive portion of our executive compensation package is relatively small compared to other companies in our peer group. No stock options or restricted stock awards were issued to any named executive officers in 2009 except for Mr. Egan, a new hire, and to Mr. Miele in connection with his promotion to president, Sucampo Pharma Americas, Inc. Mr. Egan’s stock option award was agreed as part of the employment process and approved by the compensation committee.

We currently do not have any equity ownership guidelines for our executive officers, however, as described in “Compensation Benchmarking”, the equity incentive compensation is part of the executive compensation study currently conducted by Radford.

Employee Benefits

Each executive has the opportunity to participate in our 401(k) plan, which provides a 50% match on every dollar contributed by any participating employee up to 10% of his or her compensation or up to the maximum annual contribution allowed by law. In addition, every executive has the opportunity to select insurance coverage at the same cost as every other employee, including health and life insurance. We pay the premiums for the life insurance benefit for each executive and 70% of the premiums for the health insurance benefit. We also pay for parking at our headquarters for each of our employees and executives.

Severance and Change of Control Benefits

Pursuant to employment agreements with our named executive officers, each is entitled to specified benefits in the event of a change of control of our company or the termination of the employment of the executive under specified circumstances. We have provided estimates of the value of these severance and change of control benefits under various circumstances under “Potential Payments upon Termination or Change of Control” below.

2010 Base Salary Levels

The compensation committee reviewed the 2010 base salaries of the executive officers in March 2010. The annual increases reflect the consideration of our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, Dr. Ueno’s and Mr. Egan’s discretionary judgment and other factors deemed relevant by the compensation committee. The new base salaries became effective in March 2010.

The following table sets forth the comparison of the 2009 and 2010 base salaries of our named executive officers.

			Percentage Increase
Name	2009 Base Salary	2010 Base Salary	of Base Salary

Ryuji Ueno, M.D., Ph.D., Ph.D.	$553,500	$553,500	0.0%
James J. Egan	265,000	265,000	0.0%
Jan Smilek	219,703	226,295	3.0%
Stanley G. Miele	209,000	218,405	4.5%
Gayle R. Dolecek, P.D.	255,000	266,475	4.5%

Executive Compensation

Summary Compensation

The following table sets forth the total compensation earned for the years ended December 31, 2009, 2008 and 2007 by our named executive officers for the year ended December 31, 2009.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Ryuji Ueno, M.D., Ph.D, Ph.D.	2009	553,189	—	—	—	59,328	—		612,517
Chief executive officer, chief	2008	536,615	—		—	210,938	—		747,553
scientific officer and director	2007	478,846	—	4,522,884	264,600	231,625	2,277,456	(5)	7,775,411
Jamie Egan	2009	80,519	—	—	354,490	11,265	—		446,274
Chief operating officer(6)	2008	—	—	—	—	—	—		—
	2007	—	—	—	—	—	—		—
Jan Smilek	2009	220,948	—	—	—	19,073	8,250	(7)	248,271
Chief financial officer(1)	2008	175,500	35,000	—	81,900	40,611	4,769	(7)	337,780
	2007	—	—	—	—	—	—		—
Stanley E. Miele	2009	208,177	—	—	41,640	22,376	8,250	(9)	280,443

President, Sucampo Pharma Americas,	2008	206,749	—	—	—	44,387	9,558	(9)	260,694
Inc. and senior vice president of sales and marketing(8)	2007	163,062	—	—	160,400	59,741	8,818	(9)	392,021
Gayle R. Dolecek, P.D	2009	255,077	—	—	—	29,022	7,351	(7)	291,450
Senior vice president of research and	2008	207,750	—	—	—	47,848	6,992	(7)	262,590
development	2007	161,250	—	—	96,240	39,492	6,840	(7)	303,822

(1)	In 2008, the amount for Mr. Smilek includes a sign-on bonus of $35,000. Mr. Smilek joined Sucampo as corporate controller in February 2008 and was promoted to acting chief financial officer in July 2008 and the chief financial officer and treasurer in December 2008.

(2)	The amounts shown in this column for 2007 represent the stock portion of a special one-time stock and cash award to Dr. Ueno.

(3)	The amounts shown in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in valuing these options awards are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

(4)	The amounts shown in this column represent the amounts paid for cash incentive bonuses earned for the indicated year. These bonuses were paid in March of the following year.

(5)	Includes the $2,277,456 cash portion of the special one-time cash and stock award.

(6)	Mr. Egan joined our company in September 2009 as the chief operating officer.

(7)	Represents matching contributions under our 401(k) plan for 2009, 2008 and 2007.

(8)	Effective September 2009, Mr. Miele became the president of Sucampo Pharma Americas, Inc.

(9)	Includes $8,250, $7,750 and $7,750 in matching contributions under the 401(K) for 2009, 2008 and 2007, respectively, and $1,808 and $1,068 in company car expenses for 2008 and 2007, respectively.

Information Regarding Option Grants and Other Plan-Based Awards

The following table sets forth additional information regarding the plan-based awards we granted to our named executive officers in the year ended December 31, 2009.

2009 Grants of Plan-Based Awards

				All Other
				Option
				Awards:
				Number of
		Estimated Future		Shares of
		Payouts		Class A
		Under Non-Equity		Common	Excericse		Grant Date
		Incentive		Stock	Price		Fair Value
		Plan Awards		Underlying	of Option		of Option
		Target	Maximum	Options	Awards		Awards
Name	Grant Date	($)(1)	($)(1)	(#)	($/sh)		($)(10)

Ryuji Ueno, M.D., Ph.D., Ph.D.	4/6/2009	$138,375	$207,563	—	$—		$—
James J. Egan	4/6/2009	15,458	23,187
	9/14/2009			30,000 (2)	4.98	(3)	73,800
	9/14/2009			30,000 (4)	4.98	(3)	75,000
	9/16/2009			7,000 (5)	4.99	(6)	17,290
	9/23/2009			30,000 (7)	5.87	(8)	93,000
	9/23/2009			30,000 (9)	5.87	(8)	95,400
Jan Smilek	4/6/2009	32,956	49,434	—	—		—
Stanley G. Miele	4/6/2009	31,350	47,025	—	—		—
Gayle R. Dolecek, P.D.	4/6/2009	38,250	57,375	—	—		—

(1)	These columns reflect the target amount and the maximum amount, representing 150% of the target amount, of each executive’s potential cash incentive bonus for 2009. The actual amounts of these cash incentive bonuses, which were paid in March 2010, are reflected in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table.

(2)	These options vest 25% on September 14, 2010, 25% on September 14, 2011, 25% on September 14, 2012 and 25% on September 14, 2013.

(3)	The exercise price of these options was equal to the closing price of our class A common stock on September 14, 2009. These options were granted under our 2006 Stock Incentive Plan.

(4)	These options vest 25% on September 14, 2011, 25% on September 14, 2012, 25% on September 14, 2013 and 25% on September 14, 2014.

(5)	These options vest 25% on September 16, 2010, 25% on September 16, 2011, 25% on September 16, 2012 and 25% on September 16, 2013.

(6)	The exercise price of these options was equal to the closing price of our class A common stock on September 16, 2009. These options were granted under our 2006 Stock Incentive Plan.

(7)	These options vest 25% on September 23, 2012, 25% on September 23, 2013, 25% on September 23, 2014 and 25% on September 23, 2015.

(8)	The exercise price of these options was equal to the closing price of our class A common stock on September 23, 2009. These options were granted under our 2006 Stock Incentive Plan.

(9)	These options vest 25% on September 23, 2013, 25% on September 23, 2014, 25% on September 23, 2015 and 25% on September 23, 2016.

(10)	The assumptions used in valuing the option awards, we granted during 2009, are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The amounts shown in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB Accounting Standards Codification Topic 718. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

Outstanding Equity Awards

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2009. All of these options were granted either under our 2001 Stock Incentive Plan or our 2006 Stock Incentive Plan. Our named executive officers did not hold restricted stock or other stock awards at the end of 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Number of Shares of Class A Common Stock Underlying
	Unexercised Options			Option Exercise
	Exercisable	Unexercisable		Price	Option
Name	(#)	(#)(1)		($)	Expiration Date

Ryuji Ueno, M.D., Ph.D., Ph.D.	68,000	—		$11.00	5/1/2011
	45,000	15,000	(2)	15.54	12/11/2012
James. J. Egan	—	60,000	(3)	4.98	9/14/2019
	—	7,000	(4)	4.99	9/16/2019
	—	60,000	(5)	5.87	9/23/2109
Jan Smilek	3,750	11,250	(6)	9.74	3/20/2018
Stanley G. Miele	20,400	—		10.00	5/1/2016
	15,000	5,000	(2)	14.12	12/11/2017
	—	9,000	(7)	6.45	5/12/2019
	—	5,000	(3)	4.98	9/14/2019
Gayle R. Dolecek, P.D.	127,500 (8)	—		5.85	3/31/2015
	42,500	—		10.00	5/1/2016
	9,000	3,000	(2)	14.12	12/11/2017

(1)	The options shown in this column represent outstanding stock options that are not yet vested and exercisable.

(2)	These options vest 33 1/3% on December 11, 2010.

(3)	Options of 30,000 vest 25% on September 14, 2010, 25% on September 14, 2011, 25% on September 14, 2012 and 25% on September 14, 2013 and the balance of the 30,000 options will vest 25% on September 14, 2011, 25% on September 14, 2012, 25% on September 14, 2013 and 25% on September 14, 2014.

(4)	These options vest 25% on September 16, 2010, 25% on September 16, 2011, 25% on September 16, 2012 and 25% on September 16, 2013.

(5)	Options of 30,000 vest 25% on September 23, 2012, 25% on September 23, 2013, 25% on September 23, 2014 and 25% on September 23, 2015 and the balance of the 30,000 options will vest 25% on September 23, 2013, 25% on September 23, 2014, 25% on September 23, 2015 and 25% on September 23, 2016.

(6)	These options vest 25% on March 20, 2010, 25% on March 20, 2011 and 25% on March 20, 2012.

(7)	These options vest 25% on May 12, 2010, 25% on May 12, 2011, 25% on May 12, 2012 and 25% on May 12, 2013.

(8)	These options were originally granted to Dr. Dolecek in his capacity as a consultant to our company before he became an employee of our company.

Option Exercises and Stock Vesting

None of our named executive officers exercised any stock options during 2009. Additionally, none of our named executives officers held restricted stock or other stock awards, or had any such awards vest, during 2009.

Potential Payments upon Termination or Change of Control

Our named executive officers are entitled, under their employment agreements, to specified benefits in the event of the sale or merger of our company or the termination of their employment under some circumstances. These benefits as of December 31, 2009 were the following:

•	In the event that our company is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, or in the event of the death of the executive, all then unvested restricted stock and stock options issued to him or her shall immediately vest.

•	Upon termination or non-renewal by us of the executive’s employment without cause or upon the disability of the executive, or upon termination by the executive for specified good reasons, including diminution of authority and duties, the executive will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary and to receive reimbursement for the cost of continued health insurance coverage for a specified period of months. In these circumstances, Dr. Ueno will be entitled to receive a lump sum severance payment equal to 24 months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of 18 months after termination. Our other executives will be entitled to receive a lump sum severance payment equal to six months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of six months after termination.

•	If the executive is terminated other than for cause within 18 months after a change in control of our company, he or she will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary. Dr. Ueno will be entitled to receive a lump sum severance payment equal to 48 months of his base salary and other executives will receive a lump sum equal to twelve months of their base salary.

The payment of severance benefits to an executive is, in all cases, conditioned upon our receipt of a release of claims from the executive.

Potential Benefits upon Sale of Our Company or Executive’s Death.  The following table sets forth an estimate of the benefits that our named executive officers would be entitled to receive assuming that our company was acquired, was the non-surviving party in a merger or sold all or substantially all of its assets, or upon the death of the executive, in each case assuming that the applicable triggering event occurred as of December 31, 2009.

	Option Shares as
	to Which Vesting	Value of Option
Name	Accelerated(1)	Acceleration(2)

Ryuji Ueno, M.D., Ph.D., Ph.D.	15,000	—
James J. Egan	127,000	—
Jan Smilek	11,250	—
Stanley G. Miele	5,000	—
Gayle R. Dolecek, P.D.	3,000	—

(1)	Reflects shares as to which options were unvested at December 31, 2009.

(2)	Based on the number of shares as to which options were unvested at December 31, 2009 multiplied by the difference between $4.04, the closing price per share at December 31, 2009, and the per share exercise price of each option. Because the closing price per share at December 31, 2009 was less than the per share exercise price of each option, the value in each case is zero.

Potential Benefits upon Termination Without Cause, Upon Disability or With Good Reason.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we had terminated the executive’s employment without cause, other than within 18 months after a change of control as discussed in the following table, or upon the disability of the executive, or the executive terminated his employment with good reason, in each case assuming that the applicable triggering event occurred as of December 31, 2009.

	Lump Sum
	Severance	Value of Benefit
	Payment(1)	Continuation(2)
Name	($)	($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	1,107,000	15,996
James J. Egan	132,500	676
Jan Smilek	109,852	7,439
Stanley G. Miele	104,500	5,552
Gayle R. Dolecek, P.D.	127,500	617

(1)	Represents 24 months of salary for Dr. Ueno and six months of salary for others, based on the salary in effect as of December 31, 2009.

(2)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2009.

Potential Benefits upon Termination Without Cause Following a Change of Control.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we, or a successor to our company, had terminated the executive’s employment without cause as of December 31, 2009 and that such termination had occurred within 18 months after a prior change of control of our company.

	Severance	Value of Benefit
	Payment(1)	Continuation(2)
Name	($)	($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	2,214,000	15,996
James J. Egan	265,000	676
Jan Smilek	219,703	7,439
Stanley G. Miele	209,000	5,552
Gayle R. Dolecek, P.D.	255,000	617

(1)	Represents 48 months of salary for Dr. Ueno and 12 months of salary for others, based on the salary in effect as of December 31, 2009.

(2)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2009.

Board of Directors Compensation

From January to September 2009, we paid each of our directors, who are not an employee of, or a spouse of an employee of our company, whom we refer to as our non-employee directors, an annual retainer of $60,000 for service as a director. Each non-employee director also received a fee of $1,000 for each meeting of the full board of directors or any committee of the board of directors attended by such non-employee director. We reimbursed each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. We also paid an annual retainer of $5,000 to the chair of the audit committee, $3,000 to the chairs of each of the compensation committee and the nominating and corporate governance committee and $10,000 to the lead independent director. In establishing the levels of cash compensation included in our 2009 director compensation program, our board of directors took into consideration the absence of any equity element of that program and the amount of time commitment necessary to serve as a director of a public company.

In 2009, we engaged Radford, a global consulting practice focused on the compensation issues facing technology and life sciences companies at all stages of development, to assist us in an overall evaluation of our board of director compensation programs in, including compensation benchmarking.

We and Radford reviewed board compensation practices among a “Core Peer Group” comprising 21 companies generally comparable to our company in headcount, revenues and market value, and a “Reference Peer Group” of 7 larger companies that like our company have significant international operations. The peer group, developed by Radford and reviewed by our board of directors and management, consisted of Acordia Therapeutics, Adolor Corporation, Auxillium Pharaceuticas, Cornerstone Therapeutics, Dyax, GenVec, Inc., GTx, Idenix Pharmaceuticals, Inspire Pharmaceuticals, Intermune, ISIS Pharmaceuticals, NPS Pharmaceuticals, Onyx Pharmaceuticals, Progenics Pharmaceuticals, Inc., Salix Pharmaceuticals, Savient Pharmaceuticals, SciClone Pharmaceuticals, Theravance, United Therapeutics, ViroPharma, and VIV US. We also looked at The Medicines Company, Emergent BioSolutions, OSI Pharmaceuticals, Alkermes, BioMarin Pharmaceuticals, Cubist Pharmaceuticals and Enzon Pharmaceuticals because they have multinational operations analogous to us. Radford then reviewed data regarding the board of director’s compensation of the comparable companies and subsequently made recommendations to the compensation committee regarding board compensation.

In September 2009, our board of directors agreed to follow the recommendations of Radford and use the 50th percentile of the board compensation of comparable companies as outlined in their study.

In October 2009, the board adopted a new compensation program for the non-employee directors and approved a new form of stock option agreement to be used for future stock option awards to non-employee directors as follows:

•	Each non-employee director will receive an annual retainer of $55,000.

•	Each non-employee director will also receive an annual fee of $12,500 for serving on the audit committee, $10,000 for serving on the compensation committee, $6,000 for serving on the nominating and corporate governance committee and, unless otherwise specified by the board of directors, $12,500 for serving on any other committee.

•	The chair of the audit committee will receive an additional annual fee of $12,500, the chair of the compensation committee will receive an additional annual fee of $5,000, the chair of the nominating and corporate governance committee will receive an additional annual fee of $4,000 and, unless otherwise specified by the board or directors, the chair of any other committee will receive an additional annual fee of $12,500.

•	The lead director, if there is one, will receive an additional annual fee of $10,000.

•	Each annual fee is payable in monthly installments to each non-employee director who is serving on the board of directors or in the respective role described above on the date of the payment.

•	The non-employee directors will not be entitled to any additional compensation on a per-meeting basis.

•	Each non-employee director will receive an option to purchase 30,000 shares of the company’s class A common stock on the day on which he or she is initially elected to the board of directors or, in the case of the existing non-employee directors serving on the date the compensation program was adopted, on such date. Subject to the non-employee director’s continued service as a director, these options will vest in 12 equal installments at the end of each successive three-month period following the grant date through the third anniversary of the grant date. The exercise price of the option will be equal to the fair market value of the class A common stock on the date of grant.

•	On the date of each annual meeting of stockholders, each non-employee director who is elected as a director at such meeting will receive an option to purchase 20,000 shares of the company’s class A common stock. Subject to the non-employee director’s continued service as a director, the option will vest in 12 equal installments at the end of each successive one-month period following the grant date through the first anniversary of the grant date. The exercise price of the option will be equal to the fair market value of the class A common stock on the date of grant.

•	The options will vest immediately in full upon a change of control of the company and that the exercise period will extend for one year following the end of the director’s service.

The following table sets forth information regarding the compensation of our directors for the year ended December 31, 2009. Directors who are also employees of our company are not included in this table because they were not separately compensated for their service as directors.

2009 Director Compensation

	Fees Earned or	Option
	Paid in Cash(1)	Awards(2)	Total
Name	($)	($)	($)

William L. Ashton(2)	$16,100	$78,900	$95,000
Anthony C. Celeste	119,500	78,900	198,400
Andrew J. Ferrara	113,500	78,900	192,400
Timothy I. Maudlin	112,500	78,900	191,400
V. Sue Molina(3)	46,000	—	46,000
John C. Wright(4)	78,000	—	78,000

(1)	The amounts shown in this column reflects fees earned for services rendered in 2009.

(2)	The amounts shown in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in valuing these options awards are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

(3)	Mr. Ashton joined our board of directors in October 2009.

(4)	Ms. Molina left our board of directors in May 2009.

(5)	Mr. Wright left our board of directors in August 2009.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2001 Stock Incentive Plan and 2006 Stock

Incentive Plan and our 2006 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

			Number of
			Securities
			Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon		Compensation Plans
	Exercise of	Weighted-Average	(Excluding
	Outstanding	Exercise Price of	Securities
	Options, Warrants	Outstanding Options,	Reflected in the
Plan Category	and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by stockholders:
2001 Stock Incentive Plan	358,700	$10.43	—
2006 Stock Incentive Plan	520,800	8.70	7,979,200
2006 Employee Stock Purchase Plan	—	—	4,244,668
Equity compensation plans not approved by stockholders:
None	—	—	—

	879,500	$11.66	12,223,868

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee were Ms. Molina, Mr. Ferrara and Mr. Wright through April 2009. Mr. Celeste joined the compensation committee following the departure of Ms. Molina from our board of directors. In August 2009, Mr. Maudlin joined the compensation committee following the departure of Mr. Wright from our board of directors. In October 2009, William L. Ashton joined the compensation committee following his appointment to our board of directors. No member of our compensation committee was at any time during 2009, or formerly, an officer or employee of Sucampo or any subsidiary of Sucampo, and no member of our compensation committee had any relationship with Sucampo during 2009 requiring disclosure under Item 404 of Regulation S-K.

During 2009, none of our executive officers served as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of
Directors of Sucampo Pharmaceuticals, Inc.

Andrew J. Ferrara, Chair
William L. Ashton
Anthony C. Celeste
Timothy I. Maudlin

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors and audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for the year ended December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, incurred for each of the last two fiscal years for audit and other services.

	Year Ended December 31,
	2009	2008

Fee Category
Audit Fees(1)	$855,900	$993,627
Audit-related fees(2)	180,850	37,150
Tax fees(3)	62,600	—
All other fees(4)	1,500	1,500

Total fees	$1,100,850	$1,032,277

(1)	Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements for the years ended December 31, 2009 and 2008, and for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees in 2009 consist of fees for assurance-related services associated with a one-time business development effort and in 2008 consist of fees for our preparation for Section 404 of the Sarbanes-Oxley Act of 2002 and other consultations regarding SEC filings.

(3)	Tax fees consist of fees for various tax consulting services.

(4)	All other fees include a subscription to a technical accounting and reporting research tool.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies and procedures generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee.

All fees for services provided by PricewaterhouseCoopers LLP during 2010 and 2009 were pre-approved by the audit committee in accordance with the pre-approval policy and procedures described above.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2009, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except as disclosed in this paragraph. Anthony C. Celeste, a member of our board of directors, filed his Form 4 reflecting the purchase of stock one day after his due date of September 4, 2009. Stanley G. Miele and James J. Egan, executive officers, filed their From 4 reflecting a stock option grants six and eight days after their due date of September 16, 2009, respectively. Anthony C. Celeste, Andrew J. Ferrara and Timothy I. Maudlin filed their Form 4 reflecting stock option grants two days after their due date of October 9, 2009.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by the company. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2011 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Sucampo Pharmaceuticals, Inc., Attn: Corporate Secretary, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814, no later than December 28, 2010. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Following the second anniversary of the completion of our initial public offering, stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

By Order of the Board of Directors,

Thomas J. Knapp
Corporate Secretary

Bethesda, Maryland
April 14, 2010

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

	1.	Election of Directors
			For	Withhold
		01 – Ryuji Ueno	☐	☐
		02 – William L. Ashton	☐	☐
		03 – Anthony C. Celeste	☐	☐
		04 – Gayle R. Dolecek	☐	☐
		05 – Andrew J. Ferrara	☐	☐
		06 – Sachiko Kuno	☐	☐
		07 – Timothy I. Maudlin	☐	☐

	2.	Approve PricewaterhouseCoopers LLP as Sucampo Pharmaceuticals, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010	For ☐	Against ☐	Abstain ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

B.	Non-Voting Items
Change of Address – Please print new address below.

C.	Authorized Signatures
This section must be completed for your vote to be counted – Date and sign below.

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear, both should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof, whose title should be given.

Date (mm/dd/yyyy) — Please print date below.

	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sucampo Pharmaceuticals, Inc.

Notice of 2010 Annual Meeting of Stockholders—May 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUCAMPO PHARMACEUTICALS, INC.
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 20, 2010 and the Proxy Statement and appoints Jan Smilek and Thomas J. Knapp and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of class A common stock or class B common stock of Sucampo Pharmaceuticals, Inc., which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2010 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland, 20814, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND A VOTE FOR PROPOSAL 2. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.
(Items to be voted appear on reverse side.)
SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.